Exhibit 99.1

Item 8.	Financial Statements and Supplementary Data

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets

	YEAR ENDED
(in thousands of U.S. dollars)	Dec. 31, 2006	Dec. 31, 2005

Assets

Current assets:
Cash and cash equivalents	$52,619	$64,320
Auction-rate securities	102,533	72,031
Accounts receivable (less allowance for doubtful accounts of $5,001 at Dec. 31, 2006 and $5,101 at Dec. 31, 2005)	339,079	273,863
Inventories:
Raw materials	12,729	13,352
Work in progress	13,105	11,883
Prepaid expenses and other	16,681	12,894
Deferred income taxes (Note 5)	1,789	2,573
Refundable income taxes	3,957	—

Total current assets	542,492	450,916

Property, plant and equipment, at cost:
Land and buildings	55,723	54,247
Machinery and equipment	142,085	136,771
Office furniture and equipment	61,903	61,449
Automobiles	216	221
Leasehold improvements	2,949	2,784

	262,876	255,472
Less accumulated depreciation and amortization	(153,490)	(147,325)

Net property, plant and equipment	109,386	108,147

Intangible assets (Note 2):
Goodwill	173,134	173,134
Other intangibles	35,555	35,555

	208,689	208,689
Less accumulated amortization	(75,280)	(74,724)

Net intangible assets	133,409	133,965

Investments	4,899	614
Other assets	11,240	4,041

Total assets	$801,426	$697,683

See accompanying notes to consolidated financial statements.

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets, Continued

	YEAR ENDED
(in thousands of U.S. dollars, except share data)	Dec. 31, 2006	Dec. 31, 2005
Liabilities and Stockholders’ Equity

Current liabilities:
Current portion long-term debt	$—	$14,260
Accounts payable	268,834	215,696
Accrued interest	3,307	3,308
Accrued expenses	40,821	45,873
Progress billings	49,258	44,314

Total current liabilities	362,220	323,451

Long-term debt (Note 3)	259,931	259,896

Other non-current liabilities	8,195	8,090
Deferred income taxes (Note 5)	3,506	2,721

Stockholders’ equity (Notes 8 and 9):
Preferred stock of $.01 par value. Authorized 25,000,000 shares; no shares issued or outstanding at Dec. 31, 2006 and Dec. 31, 2005
Common stock of $.01 par value. Authorized 100,000,000 shares; issued 63,264,925 at Dec. 31, 2006 and 63,217,176 at Dec. 31, 2005; outstanding 47,783,908 at Dec. 31, 2006 and 47,629,580 at Dec. 31, 2005	633	632
Additional paid-in capital	45,520	39,102
Deferred compensation	(1,295)	(925)
Retained earnings	638,209	586,927
Accumulated other comprehensive income	4,734	1,389
Treasury stock, at cost (15,481,017 shares at Dec. 31, 2006 and 15,587,596 shares at Dec. 31, 2005)	(520,227)	(523,600)

Total stockholders’ equity	167,574	103,525

Total liabilities and stockholders’ equity	$801,426	$697,683

See accompanying notes to consolidated financial statements.

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Income

	YEAR ENDED
(in thousands of U.S. dollars, except per share data)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004

Revenues	$1,043,491	$1,131,043	$1,044,069

Costs and expenses:
Cost of sales	789,588	836,331	748,075
Amortization of intangible assets	556	599	294
Selling, general and administrative	151,358	142,656	133,080
Goodwill and investment impairment charges	—	—	3,553

Total costs and expenses	941,502	979,586	885,002

Earnings from operations	101,989	151,457	159,067

Other expenses and income:
Interest expense	24,749	10,927	11,362
Other (income) and expenses	(6,298)	(5,695)	(9,100)

Total other expenses and income	18,451	5,232	2,262

Earnings before income taxes	83,538	146,225	156,805

Income taxes	32,256	50,829	56,058

Net earnings	$51,282	$95,396	$100,747

Net earnings per common share, basic	$1.07	$1.93	$1.95

Net earnings per common share, diluted	$1.07	$1.90	$1.93

See accompanying notes to consolidated financial statements.

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Stockholders’ Equity

(in thousands of U.S. dollars)	Common Stock	Additional Paid-in Capital	Deferred Compen- sation	Retained Earnings	Accumulated			Total Compre- hensive Income
					Treasury Stock	Other Compre- hensive Income (Loss)	Total

Balances at Dec. 31, 2003	$631	$35,373	$(471)	$390,784	$(351,962)	$1,704	$76,059
Net earnings				100,747			100,747	$100,747
Other comprehensive income:
Foreign currency translation								1,952
Gain on hedging contracts								83

Total comprehensive income								$102,782

Stock repurchase		(11,842)			(47,999)		(59,841)
Exercise of stock options		1,488			18,524		20,012
Deferred compensation			256				256
Stock grants		1,192					1,192
Other comprehensive income						2,081	2,081

Balances at Dec. 31, 2004	631	26,211	(215)	491,531	(381,437)	3,785	140,506
Net earnings				95,396			95,396	$95,396
Other comprehensive income:
Foreign currency translation								(2,577)
Loss on hedging contracts								(21)
Accrued interest on auction- rate securities								139

Total comprehensive income								$92,937

Stock repurchase		6,705			(175,743)		(169,038)
Exercise of stock options		3,785			33,580		37,365
Deferred compensation			(710)				(710)
Stock grants	1	2,401					2,402
Other comprehensive income (loss)						(2,396)	(2,396)

Balances at Dec. 31, 2005	632	39,102	(925)	586,927	(523,600)	1,389	103,525
Net earnings				51,282			51,282	$51,282
Other comprehensive income:
Foreign currency translation								3,143
Gain on hedging contracts								31
Accrued interest on auction- rate securities								100

Total comprehensive income								$54,556

Stock repurchase		(1,525)			(2,379)		(3,904)
Exercise of stock options		490			5,752		6,242
Deferred compensation			(370)				(370)
Stock grants	1	1,953					1,954
Stock option expense		5,500					5,500
Other comprehensive income						3,345	3,345

Balances at Dec. 31, 2006	$633	$45,520	$(1,295)	$638,209	$(520,227)	$4,734	$167,574

See accompanying notes to consolidated financial statements.

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Cash Flows

	YEAR ENDED
(in thousands of U.S. dollars)	Dec. 31, 2006	Dec. 31 2005	Dec. 31 2004

Cash flows from operating activities:
Net earnings	$51,282	$95,396	$100,747
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	14,374	15,374	15,224
Amortization of intangibles	556	599	297
Amortization of bond discount	215	453	782
Provision for losses on accounts receivable	1,128	346	1,405
Writedown of impaired assets	2,136	—	3,553
Gain on equity investment	(407)	(300)	(71)
Stock-based compensation charge	7,083	1,654	1,313
Loss (Gain) on sale of property, plant and equipment	—	36	(435)
Deferred income taxes	1,569	4,201	5,971
Changes in assets and liabilities which increase (decrease) cash flow:
Accounts receivable	(66,344)	(9,285)	(56,111)
Inventories	(599)	2,381	(6,624)
Prepaid expenses and other	(4,174)	3,592	(1,919)
Other assets	(7,067)	1,968	1,543
Other liabilities	105	(272)	660
Accounts payable	53,138	(16,128)	35,720
Accrued interest and expenses	(5,053)	(2,196)	(6,407)
Income taxes	(3,080)	5,862	2,175
Progress billings	4,944	12,508	(21,004)

Total adjustments	(1,476)	20,793	(23,928)

Cash flows provided from operating activities	$49,806	$116,189	$76,819

See accompanying notes to consolidated financial statements.

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Cash Flows, Continued

	YEAR ENDED
(in thousands of U.S. dollars)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004
Cash flows from investing activities:

Additions to property, plant and equipment	$(16,256)	$(24,666)	$(18,941)
Replacement equipment reimbursed by insurance companies from damage claims	—	(6,268)	(3,117)
Proceeds from sale of property, plant and equipment	—	18	813
Purchases of auction rate securities	(629,091)	(341,929)	(268,793)
Proceeds from auction rate securities	598,589	372,765	310,423
Acquisition of Catalina Marketing’s DMS division	—	—	(5,500)
Investments and advances to affiliated companies	(4,000)	—	(250)
Other	202	213	129

Net cash (used) provided in investing activities	(50,556)	133	14,764

Cash flows from financing activities:

Proceeds from issuance of common stock	5,752	33,580	18,524
Purchase of treasury shares	(3,913)	(169,037)	(50,968)
Repayment of long-term debt	(14,440)	—	(38,741)

Net cash used in financing activities	(12,601)	(135,457)	(71,185)

Effect of exchange rate changes on cash	1,650	(1,759)	1,952

Net (decrease) increase in cash and cash equivalents	(11,701)	(20,894)	22,350

Cash and cash equivalents at beginning of the year	64,320	85,214	62,864

Cash and cash equivalents at end of the year	$52,619	$64,320	$85,214

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$24,749 *	$10,205	$10,091
Cash paid during the year for income taxes	$36,536	$43,070	$48,394
Non-cash investing and financing activities:
Stock issued under stock-based compensation plan	$1,954	$2,402	$1,192

*	Includes cash paid during the year for swap and swaption contracts of $13,751 related to the pending ADVO transaction.

See accompanying notes to consolidated financial statements.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(1) SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Valassis Communications, Inc. and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

Revenue for newspaper-delivered promotions is recognized in the period the product is distributed in the newspaper. In accordance with industry practice, Valassis generally pre-bills FSI customers in advance of the related distribution date. However, these billings are reflected as progress billings (liability) until the appropriate distribution period. Products and services not distributed via newspapers are recognized in revenue when the product is shipped, accepted by the U.S. Postal Service or the service is performed. Revenue generated by NCH for processing coupons for payment does not include the face value of the coupon or the retailer handling fee. Once the coupon processing is complete, the NCH processing fee revenue is recognized.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

Valassis considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

AUCTION-RATE SECURITIES

Auction-rate Securities (ARS) are securities that have stated maturities beyond three months but are priced and traded as short-term instruments due to the liquidity provided through the interest rate reset mechanism of 7 to 35 days. In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” these ARS are classified as available-for-sale and are carried at cost, or par value which approximates the fair market value. Accrued interest is recorded in other comprehensive income.

INVENTORIES

Inventories are accounted for at lower of cost or market using the first in, first out (FIFO) method of inventory valuation.

ADVERTISING

The costs of advertising are expensed as incurred and are classified within “Selling, General and Administrative” on the “Consolidated Statements of Income.”

STOCK COMPENSATION

Valassis grants stock options to its employees under various incentive plans. Options are granted with exercise prices at least equal to the fair value on the date of grant. Effective January 1, 2006, Valassis accounts for all options under SFAS No. 123R, “Share-Based Payment,” and utilizes the Black-Scholes valuation model, which requires us to make various estimates in calculating expense as required by SFAS No. 123R.

CUSTOMER CONTRACT INCENTIVES

Valassis occasionally provides upfront cash incentives to key customers to secure the value of a long-term contract. The cost of such incentives are capitalized and amortized as a reduction to revenue over the life of the customer contract to match the associated value of the contract.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment are stated at cost. Expenditures and improvements that add significantly to the productive capacity or extend the useful life of an asset are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the estimated life of the related asset or the lease-term using the straight-line method. Property, plant and equipment are reviewed annually for impairment. The useful lives of the major classes of property, plant and equipment are as follows:

Class	Range
Buildings/Building Improvements	10 - 30 years
Machinery and equipment	5 - 20 years
Office furniture, fixtures, and computer equipment and software	3 - 10 years
Automobiles	3 years
Leasehold improvements	5 - 10 years

GOODWILL AND INTANGIBLE ASSETS

Intangible assets largely consist of goodwill arising from our acquisitions. Under the provisions of SFAS No. 142, goodwill and other intangibles with indefinite lives are not amortized but are subject to review annually or as needed based on impairment indicators. As part of this review, we assess the useful lives assigned to intangible assets.

Intangible assets with definite lives are amortized using the straight-line method over their estimated useful lives, which range from 3 to 20 years. Fully amortized intangible assets are removed from the cost and accumulated amortization accounts.

INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

STOCK-BASED COMPENSATION

Valassis grants stock options for a fixed number of shares to employees with an exercise price equal to the fair market value of the shares at the date of grant. Valassis adopted SFAS No. 123R, as required, in 2006. The standard requires that all share-based compensation be recorded in the financial statements at the grant date fair value. Valassis applied this Statement to all unvested awards outstanding as of December 31, 2005 and all awards granted on or after January 1, 2006. Compensation cost is being recognized on and after January 1, 2006 for the fair value of new grants issued and for the unvested portion of outstanding awards at that date based on the grant-date fair value of these awards previously calculated under SFAS 123 for pro-forma disclosures. Prior period financial statements are not restated to reflect the effect of SFAS 123R. Prior to 2006, we accounted for stock option grants in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” and, accordingly, recognized no compensation expense for the stock option grants.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

The following table reconciles reported net income to pro forma net income as if we accounted for stock options under the fair value method of SFAS No. 123 in 2005 and 2004. (See Note 8 for additional disclosures).

(in thousands of U.S. dollars)	Dec. 31 2005	Dec. 31, 2004
Net income, as reported	$95,396	$100,747

Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,076	843

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards granted since January 1, 1995, net of related tax effects	(19,930)	(10,928)

Pro forma net income	$76,542	$90,662

Earnings per share:
Basic—as reported	$1.93	$1.95
Basic—pro forma	$1.55	$1.75

Diluted—as reported	$1.90	$1.93
Diluted—pro forma	$1.53	$1.74

On December 6, 2005, the Compensation/Stock Option Committee of the Board approved the acceleration of vesting of all underwater unvested stock options outstanding at December 31, 2005, with an exercise price greater than the December 30, 2005 closing price of Valassis’ common stock of $29.07. As a result, options that would have otherwise vested from time to time during the five years subsequent to the fiscal year ended December 31, 2005 became immediately exercisable at December 31, 2005 and all associated pro forma expense is recognized in the disclosure above. Consequently, no expense related to these options remains to be recorded in the financial statements for future years.

DERIVATIVES AND HEDGING TRANSACTIONS

Valassis accounts for all derivative instruments and hedging activities under SFAS No. 133 as amended by SFAS No. 149. These statements require all derivative instruments to be recorded in the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships.

COMPREHENSIVE INCOME

Foreign currency translation is the majority component of our other comprehensive income. Valassis also includes any gains or losses from hedging contracts and accrued interest from ARS in other comprehensive income.

ACCUMULATED FOREIGN CURRENCY TRANSLATION

The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation.” All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the changes in exchange rates from year-to-year have been reported in accumulated other comprehensive income (loss) in stockholders’ equity.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

RECENT ACCOUNTING PRONOUNCEMENTS

We adopted SFAS 123R on January 1, 2006. The standard requires that all equity-based compensation be recorded in the financial statements at the grant date fair value. Valassis applied this Statement to all unvested awards outstanding as of December 31, 2005 and all awards granted on or after January 1, 2006. Compensation cost is being recognized on and after January 1, 2006 for the fair value of new grants issued and for the unvested portion of outstanding awards at that date based on the grant-date fair value of these awards previously calculated under SFAS 123 for pro-forma disclosures. The adoption of SFAS 123R resulted in the recognition of an additional $5.5 million of stock compensation expense in 2006. Prior period financial statements are not restated to reflect the effect of SFAS 123R.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005. As such, Valassis adopted these provisions on January 1, 2006. The adoption of SFAS 151 did not have a material impact on our financial condition, results of operations or liquidity.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. As such, we will adopt these provisions as of January 1, 2007, and are currently evaluating the impact to our consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The provisions of SAB 108 are effective for fiscal years ending on or after November 15, 2006. As such Valassis adopted these provisions for the fiscal year ended December 31, 2006. The adoption did not have a material impact on our financial condition, results of operations and liquidity.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, rather it applies under existing accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 157 as required and do not expect a material impact on our financial condition, results of operations and liquidity.

CONCENTRATION OF CREDIT RISK AND FINANCIAL INSTRUMENTS

Financial instruments that potentially subject Valassis to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. We place our cash in short-term high credit quality securities. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising our customer base and their dispersion across many different industries and geographies. One customer, Procter & Gamble, accounted for slightly more than 10% of Valassis’ consolidated revenues during the years ended December 31, 2006 and 2005 and no single customer accounted for more than 10% of Valassis’ consolidated revenues during the year ended December 31, 2004. Generally, we do not require collateral or other security to support customer receivables.

Valassis’ debt is also a financial instrument with the estimated fair market value of the debt at $8.8 million below carrying value as of December 31, 2006 and $3.5 million above carrying value at December 31, 2005. See Note 3 for additional fair value disclosure. The carrying amounts of accounts receivable and accounts payable approximate fair value due to the short-term nature of these items.

(2) GOODWILL AND INTANGIBLE ASSETS

Intangible assets are comprised of:

(in thousands of U.S. dollars)	Intangible Assets, at Cost	Accumulated Amortization at Dec. 31, 2006		Unamortized Balance at Dec. 31, 2006	Weighted Average Useful Life (in years)
Amortizable intangible assets	$3,455	$(2,475)		$980	5.9

Non-amortizable intangible assets:
Goodwill:
FSI	65,401	(47,144)		18,257
ROP	3,599	(2,260)		1,339
Neighborhood Targeted	4,195	(209)		3,986
Household Targeted	86,375	(53,733	) (1)	32,642
International & Services	64,864	—		64,864
The Valassis name and other	32,100	(20,759)		11,341

Total non-amortizable intangible assets	$256,534	$(124,105)		$132,429

Total	$259,989	$(126,580)		$133,409

(1)	Includes impairment charge of $51.3 million taken in the fourth quarter of 2002.

Valassis performed impairment tests based on discounted cash flow analysis at December 31, 2006, 2005 and 2004, concluding no impairment of goodwill had occurred as of these dates and no events had occurred during the respective years that would indicate an impairment of such assets had taken place.

Amortizable intangible assets include non-compete agreements and corporate logos. The associated amortization expense was approximately $0.6 million, $0.6 million and $0.3 million for the years ended December 31, 2006, 2005 and 2004, respectively. Amortization related to these intangible assets is expected to be approximately $0.5 million in 2007, $0.2 million in 2008 and negligible in 2009 and beyond.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(3) LONG-TERM DEBT

Long-term debt is summarized as follows: (in thousands of U.S. dollars)	Dec. 31, 2006	Dec. 31, 2005

Revolving Credit Facility	$—	$—
6 5/8% Senior Notes due 2009, net of discount	99,931	99,896
Zero Coupon Senior Convertible Notes due 2021, net of discount	—	14,260
Senior Convertible Notes due 2033, net of discount	160,000	160,000

	$259,931	$274,156
Less current portion	—	14,260

Total long-term debt	$259,931	$259,896

CREDIT FACILITY

Valassis had a revolving line of credit with a $125.0 million revolving credit facility pursuant to an agreement with Standard Federal Bank, N.A., Comerica Bank, Harris Trust and Savings Bank and Fifth Third Bank (collectively, the “Banks”), with Standard Federal Bank, N.A. acting as Agent for the Banks (the “Revolving Credit Agreement”). The Revolving Credit Agreement expired in November 2006, and Valassis elected not to renew it at such time in light of the pending ADVO acquisition and its anticipated financing. As of December 31, 2006, Valassis did not have a credit facility.

PUBLIC DEBT

At December 31, 2006, our public debt consists of 6 5/8% Senior Notes due 2009 (the “2009 Notes”) and Senior Convertible Notes due 2033 (the “2033 Notes”). Each of the 2033 Notes and the 2009 Notes are general unsecured obligations of Valassis and rank on parity in right of payment with all other senior indebtedness of Valassis. As of December 31, 2006, Valassis was in compliance with all of its debt covenants contained in the indentures covering its public debt. All of Valassis’ public debt indentures contain cross-default provisions which become applicable if Valassis defaults under any mortgage, indebtedness or instrument for money borrowed by it and the default results in the acceleration of such indebtedness in excess of $25 million. In addition, the indenture covering the 2033 Notes contains a conversion trigger based upon credit rating downgrades by either Moody’s Investors Service, Inc. or Standard & Poor’s.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

6 5/8% Senior Notes due 2009

In January 1999, Valassis issued the 2009 Notes which resulted in gross proceeds to Valassis of $100 million. Interest is payable on the 2009 Notes semi-annually on January 15 and July 15 of each year.

Zero Coupon Senior Convertible Notes due 2021

In June 2001, Valassis issued 272,100 of its 2021 Notes at an issue price of $551.26 per note, which resulted in gross proceeds to Valassis of $150 million. Each of the 2021 Notes has a yield of 3.0% with a maturity value of $1,000. In May 2003, Valassis purchased 185,260 of the 2021 Notes for approximately $111.0 million, which resulted in a $3.9 million refinance charge.

The holders of the 2021 Notes had the option to require Valassis to purchase all or a portion of their 2021 Notes on June 6, 2004 at a price of $602.77 per $1000 of principal amount at maturity, payable in cash or common stock at Valassis’ option. Of the 86,840 Notes outstanding at that date, 64,272 were put back to Valassis by the holders. Valassis elected to settle the put in cash and, accordingly, paid $38.7 million on June 7, 2004 to the Trustee of the 2021 Notes.

On June 6, 2006, the majority of the holders of the 2021 Notes put their notes to Valassis at a price of $639.76 per note for the $14.3 million in cash. Cash paid was equal to the accreted value of the debt recorded and no gain or loss was recognized. The remaining $97,000 of the 2021 Notes were called by Valassis on June 28, 2006 and settled in cash at the same price on July 28, 2006.

Senior Convertible Notes due 2033

In May 2003, Valassis issued 239,794 of its 2033 Notes at an issue price of $667.24 per note, which resulted in the gross proceeds to Valassis of $160 million. Each of the 2033 Notes has a yield of 1 5/8% per year with a maturity value of $1000. The holders of the 2033 Notes will receive cash interest payments of 1 5/8% per year on the original discounted amount, payable semiannually from 2003 to 2008. Valassis used approximately $111.0 million of the proceeds of this issuance to repurchase $185.3 million in face value of the 2021 Notes. The resulting premium and write-off of fees and discounts resulted in the $3.9 million refinancing charge discussed above.

The holders of the 2033 Notes may require Valassis to purchase all or a portion of their 2033 Notes on May 22, 2008, May 22, 2013, May 22, 2018, May 22, 2023 and May 22, 2028 at a price of $667.24, $723.48, $784.46, $850.58 and $922.27 per 2033 Note, respectively, payable in cash or common stock at the option of Valassis. Valassis waived its right to settle these puts in common stock.

Further, each holder of the 2033 Notes may require Valassis to repurchase all or a portion of such holder’s 2033 Notes if a change of control occurs. In addition, Valassis, at its option, may redeem all or a portion of the 2033 Notes at their accreted value at any time on or after May 22, 2008 for cash.

The 2033 Notes are convertible by their holders when a market price trigger occurs. A market price trigger occurs the first time that the closing sales price per share of Valassis common stock for at least 20 trading days in any period of 30 consecutive trading days exceeds 120% of the accreted conversion price per share of common stock. The accreted conversion price as of any day is equal to the issue price of a 2033 Note plus the accrued original issue discount to that day. As of December 31, 2006, the accreted conversion price was $667.24. The 2033 Notes are convertible at a base rate of 15.1627 shares plus an incremental share factor of up to 9.8556. The incremental shares begin to accrue at the base conversion price, while the number of incremental shares is based upon the stock price at the time of the conversion. At May 22, 2008, the total conversion rate (base rate plus incremental shares) is fixed based upon the stock price as of this date.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Debt discount is being amortized utilizing the interest method over the term of the notes through the first put date. The difference between the stated and effective interest rates is nominal. The estimated fair market value of the debt was $8.8 million below carrying value and $3.5 million above carrying value as of December 31, 2006 and December 31, 2005, respectively. The fair market value was estimated using discounted cash flow analyses, based on discount rates equivalent to comparable U.S. Treasury securities plus a spread for credit risk and other factors. The fair market value of convertible debt was estimated using theoretical value as determined through the binomial model. The indentures covering the public debt contain certain restrictive covenants that prescribe limits on Valassis’ ability to, among other things, enter into sale and leaseback transactions, incur liens, make certain stock redemptions and stock repurchases, and enter into mergers, consolidations or convey or transfer substantially all of its property.

(4) PROFIT SHARING AND BONUS PLANS

Valassis has discretionary profit sharing and team achievement dividend/bonus plans covering substantially all domestic salaried and hourly employees.

Expenses under the aforementioned plans were as follows:

	YEAR ENDED
(in thousands of U.S. dollars)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004
Profit sharing plan	$2,801	$5,778	$4,332

Bonus plans for salaried, sales and hourly personnel	9,054	15,406	14,751

Bonus plan for executives	782	2,417	2,174

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(5) INCOME TAXES

For financial reporting purposes earnings before income taxes include the following components:

	YEAR ENDED
(in thousands of U.S. dollars)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004
Pre-tax income (loss):
United States	$84,541	$146,573	$149,142
Foreign	(1,003)	(348)	7,663

	$83,538	$146,225	$156,805

Income taxes have been charged to earnings as follows:

	YEAR ENDED
(in thousands of U.S. dollars)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004
Current:
Federal	$28,619	$42,543	$45,708
Foreign	1,030	1,310	2,510
State	1,091	2,199	2,531

Total current taxes	$30,740	$46,052	$50,749

Deferred:
Federal	$3,763	$4,867	$4,853
Foreign	(2,305)	(261)	266
State	58	171	190

Total deferred taxes	$1,516	$4,777	$5,309

Total income taxes	$32,256	$50,829	$56,058

Undistributed earnings of foreign subsidiaries that are deemed to be permanently reinvested amounted to $17.0 million and $17.8 million at December 31, 2006 and December 31, 2005, respectively. Accordingly, U.S. income taxes have not been provided on these earnings. Quantification of the deferred tax liability, if any, associated with permanently reinvested earnings is not practicable.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

The actual income tax expense differs from expected amounts computed by applying the U.S. federal income tax rate to earnings before income taxes as follows:

	YEAR ENDED
(in thousands of U.S. dollars)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004
Expected income tax expense at statutory rate	$29,238	$51,179	$54,882

Increase (decrease) in taxes resulting from:

Litigation costs related to the pending ADVO acquisition	5,652	—	—

Valuation allowance	(247)	—	—

Foreign currency loss	—	—	(383)

State and local income taxes, net of federal benefit	746	2,370	1,645

Tax credits	(859)	(1,582)	(1,323)

Other items, net	(2,274)	(1,138)	1,237

Actual income tax expense	$32,256	$50,829	$56,058

A significant portion of the litigation costs incurred related to the pending ADVO acquisition will be included in the tax basis of the ADVO stock acquired and will not be deductible for tax purposes in the foreseeable future.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Significant components of our deferred tax liabilities and assets are as follows:

	YEAR ENDED
(in thousands of U.S. dollars)	Dec. 31, 2006	Dec. 31, 2005
Long-term deferred income tax assets (liabilities):

Depreciation on plant and equipment and amortization of intangibles	$(8,476)	$(6,045)
Deferred compensation	3,187	3,204
Operating loss and credit carryforward	5,167	3,347
Convertible notes	(11,378)	(9,119)
Stock compensation	3,078	847
Consulting agreement	235	321
Partnership losses	3,594	3,776
Investment impairments	2,769	2,810
Prepaid rent	434	486
Foreign	782	525
Accrued insurance	—	25
Other	131	378

Long-term deferred income tax assets	(477)	555

Valuation allowance	(3,029)	(3,276)

Net long-term deferred income tax (liabilities) assets	$(3,506)	$(2,721)

Current deferred income tax assets (liabilities):

Inventory	$560	$922
Accrued expense	961	1,334
Allowance for uncollectible accounts	1,405	1,324
Other reserves	(85)	187
Prepaid expense	(1,052)	(1,007)
Other – net	—	(187)

Total current deferred income tax assets	$1,789	$2,573

For financial statement purposes, the tax benefit of net operating loss and credit carry forwards is recognized as a deferred tax asset, subject to appropriate valuation allowances when it is determined that recovery of the deferred tax asset is unlikely. Valassis evaluates its net operating loss and credit carry forwards on an ongoing basis. As of December 31, 2006, approximately $39,000 of the tax carry forwards relate to the alternative minimum tax credit which can be carried forward indefinitely. The remaining tax carry forwards relate to foreign operating losses, which can also be carried forward indefinitely. The valuation allowance of $3.0 million relates to foreign net operating losses.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(6) COMMITMENTS

Total operating lease rentals, for various office space, charged to expense were $9.0 million, $9.2 million and $8.7 million for the years ended December 31, 2006, 2005 and 2004, respectively. Entire minimum rental payments required under noncancelable operating leases as of December 31, 2006 are as follows:

Year Ending Dec. 31,	(in thousands of U.S. dollars)
2007	$7,771
2008	5,467
2009	4,952
2010	4,785
2011	4,539
Thereafter	5,543

$33,057

Future commitments pursuant to senior executive employment agreements, which include non-compete clauses, are as follows:

(in thousands of U.S. dollars)
Year Ended	Base Salary	Maximum Cash Bonus
Dec. 31, 2007	$2,490	$2,257
Dec. 31, 2008	2,273	1,633
Dec. 31, 2009	1,967	360
Dec. 31, 2010	780	—
Dec. 31, 2011	780	—
Thereafter	2,340	—

Our obligation to pay the maximum cash bonus is based on Valassis attaining certain earnings per share and/or sales and cost targets. We also provide stock options and restricted stock grants to certain executives (See Note 8).

(7) CONTINGENCIES

On April 28, 2006, the Federal Trade Commission announced that it had approved issuance of the final consent order concerning Valassis, settling a claim alleging that remarks made during Valassis’ second quarter earnings call, held on July 22, 2004, violated Section 5 of the Federal Trade Commission Act.

Under the terms of the settlement, we did not admit any wrongdoing and are not required to pay any fines or penalties. The allegations were limited to the remarks made on our second quarter earnings conference call held on July 22, 2004 and there were no allegations regarding any conduct or effect beyond the remarks themselves. The settlement relieved us of the substantial expense, time and resources of continuing this proceeding.

The FTC announced the approval of the consent agreement on March 14, 2006, subject to a 30-day public comment period, during which time there were no public comments. After such time period, the FTC decided to finalize the consent agreement. The consent agreement prohibits us from communicating certain statements about competitive intentions (and standard prohibitions related to allocating markets and fixing prices).

Valassis is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our financial position, results of operations or liquidity.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(8) STOCK COMPENSATION PLANS

Valassis’ Amended and Restated 1992 Long-Term Incentive Plan authorizes option grants for the issuance of a maximum of 13,045,921 shares of common stock with exercise prices at least equal to the fair market value of the shares at date of grant. Subject to termination of employment and except as otherwise provided in the plan, these options expire not later than ten years from date of grant, are not transferable other than on death, and fully vest based on price targets and/or terms up to five years from date of grant.

Valassis’ Broad-Based Incentive Plan authorizes option grants for the issuance of a maximum of 2,165,000 shares of common stock with exercise prices at least equal to the fair market value of the shares at date of grant. Subject to termination of employment and except as otherwise provided in the plan, these options expire not later than 10 years from date of grant, are not transferable other than on death, and fully vest over terms ranging from six months to five years from date of grant.

In 2002, the Board of Directors of Valassis (the “Board”) and the Shareholders approved the 2002 Long-Term Incentive Plan which authorizes option grants for the issuance of 3,500,000 shares of common stock with exercise prices at least equal to the fair market value of the shares at date of grant. Subject to termination of employment and except as otherwise provided in the plan, these options expire not later than ten years from date of grant, are not transferable other than on death, and fully vest over terms ranging from six months to five years from date of grant.

On December 6, 2005, the Board accepted the voluntary forfeiture of stock options which had previously been granted to certain executives on October 1, 2005. The Compensation/Stock Option Committee of the Board also approved the acceleration of vesting of all underwater unvested stock options outstanding at December 31, 2005. All options outstanding at December 31, 2005 with an exercise price greater than the December 30, 2005 closing price of Valassis’ common stock ($29.07) became fully vested. As a result, options that would otherwise have vested from time to time during the five years subsequent to the fiscal year ended December 31, 2005 became immediately exercisable at that date.

At December 31, 2006, there were outstanding options among 2,250 participants for the purchase of 6,435,036 shares and there were 2,334,755 shares available for grant.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

The following options to purchase our common shares were outstanding under the Plan on December 31, 2006.

OPTIONS OUTSTANDING				OPTIONS EXERCISABLE
Range of Exercise Prices	Outstanding as of Dec. 31, 2006	Weighted-Average Contractual Life	Weighted-Average Exercise Price	Exercisable As of Dec. 31, 2006	Weighted-Average Exercise Price
$ 5.01 - $25.00	376,355	4.5	$21.41	271,685	$22.03
$25.01 - $30.00	2,830,889	5.7	$28.20	1,636,439	$28.02
$30.01 - $35.00	1,280,653	5.5	$31.50	1,259,853	$31.51
$35.01 - $40.00	1,771,939	4.4	$35.69	1,769,569	$35.69
$40.01 - $50.00	175,200	3.4	$42.11	175,200	$42.11

	6,435,036	5.0	$30.90	5,112,746	$31.70

A summary of Valassis’ stock option activity for the years ended December 31, 2006, 2005 and 2004, is as follows:

	Year Ended Dec. 31, 2006		Year Ended Dec. 31, 2005
	Shares	Weighted Average per Share Exercise Price	Shares	Weighted Average per Share Exercise Price
Outstanding at beginning of year	6,448,022	$31.00	7,616,831	$30.29
Granted	768,500	$28.04	1,145,592	$36.49
Exercised	(246,451)	$23.60	(929,356)	$25.92
Forfeited/Expired	(535,035)	$31.89	(1,385,045)	$35.07

Outstanding at end of year	6,435,036	$30.90	6,448,022	$31.00

Options exercisable at year end	5,112,746	$31.70	5,404,886	$31.61

	Year Ended Dec. 31, 2004
	Shares	Weighted Average per Share Exercise Price
Outstanding at beginning of year	7,634,949	$30.22
Granted	1,274,958	$30.75
Exercised	(949,378)	$29.77
Forfeited/Expired	(343,698)	$31.81

Outstanding at end of year	7,616,831	$30.29

Options exercisable at year end	4,025,036	$30.27

The incremental stock-based compensation expense resulting from the adoption of SFAS 123R was $5.5 million ($3.6 million, net of tax) for the year ended December 31, 2006. The portion of this expense related to options granted prior to the adoption of SFAS 123R was $4.3 million.

The intrinsic value of options exercised (the amount by which the market price of the Company’s stock on the date of exercise exceeded the exercise price) was $1.4 million, $2.1 million and $6.1 million for the years ended December 31, 2006, 2005 and 2004, respectively. Based on the market price of the Company’s stock at December 31, 2006 ($14.50), there is no intrinsic value of the options outstanding or options exercisable at December 31, 2006.

As of December 31, 2006, there was a total of $9.2 million of unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted average period of approximately 1.9 years.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

As discussed more fully in Note 1, we adopted SFAS No. 123R effective January 1, 2006. Valassis had previously elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations in accounting for its employee stock options. Because the exercise price of our employee stock options is greater than or equal to the market price of the underlying stock on the date of grant, no compensation expense was recognized. All options were granted with exercise prices equal to market value at the date of grant in 2006, 2005 and 2004.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, “Accounting for Stock-Based Compensation” and has been determined as if Valassis had accounted for its employee stock options under the fair value method of that Statement.

The weighted average fair value per option at date of grant during 2006, 2005 and 2004 was $10.65, $11.60 and $12.10, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted:

	2006	2005	2004
Expected option life	6 years	6 years	6 years
Expected annual volatility	29%	31%	33%
Risk-free interest rate	4.8%	4.2%	3.1%
Dividend yield	0%	0%	0%

A table illustrating the effect on net income and earnings per share for 2005 and 2004 as if the Black-Scholes fair value method had been applied to long-term incentive plans is presented in Note 1.

The pro forma effects in 2005 and 2004 are not necessarily indicative of future pro forma adjustments. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Our employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

Employee and Director Restricted Stock Award Plan

In May 2005, our shareholders approved the 2005 Employee and Director Restricted Stock Award Plan to replace the then existing plan which expired on May 20, 2006. A total of 150,000 shares of restricted stock has been reserved for this plan. 23,250 shares under this plan were granted to employees during the year ended December 31, 2006. The average fair value of these restricted stock grants was $29.09 and pre-tax expense related to these grants was $0.2 million for the year-ended December 31, 2006. Also during 2006, a portion of total payments to our outside directors was paid in restricted stock from this plan with a total value of approximately $144,000.

The Employee and Director Restricted Stock Award Plan authorizes the grant of restricted stock to executives and to non-employee directors. A total of 300,000 shares of restricted stock have been reserved for this plan. Pursuant to employment agreements between Valassis and certain executives, 13,500 shares of restricted stock were issued to such executives in each of 2005 and 2004. The average fair value of these restricted stock grants in 2005 and 2004 was $35.01 per share and $29.35 per share, respectively. Pre-tax compensation expense related to these grants for the years ended December 31, 2006, 2005 and 2004 was approximately $0.2 million, $0.4 million and $0.3 million, respectively. Also during 2005 and 2004, a portion of the total payments to our outside directors was paid in restricted stock from this plan, with a total value of approximately $141,000 and $150,000 per year, respectively.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Executive Restricted Stock Plan

In May 2005, our shareholders approved the 2005 Executive Restricted Stock Plan which provides for the grant of restricted stock, with a minimum of one-year vesting, to certain executives. The maximum number of restricted shares that are authorized under this plan is 150,000 shares, provided that not more than 60% of such shares are awarded to any one participant. 39,000 shares of restricted stock were granted under this plan in 2006, with a fair value at the date of grant of $29.07. Pre-tax compensation expense related to the plan for the year ended December 31, 2006 was $0.4 million.

The Executive Restricted Stock Plan provides for the grant of restricted stock, with a minimum one-year vesting, to certain executives. The maximum number of restricted shares that may be issued under this plan is 375,000, provided that not more than 60% of such shares are awarded to any one participant. Pursuant to an employment agreement between Valassis and the Chief Executive Officer, Alan F. Schultz, 22,500 of restricted stock each year with an average fair value at the date of grant of $35.01 and $29.35 per share, respectively, were issued to such executive in 2005, and 2004, respectively. Pre-tax compensation expense related to the plan for years ended December 31, 2006, 2005 and 2004 was approximately $0.2 million, $0.7 million and $1.0 million, respectively.

Employee Stock Purchase Plan

All domestic full-time employees are eligible to participate in our Employee Stock Purchase Plan. The plan provides that participants may authorize Valassis to withhold a portion of earnings to be used to purchase our common stock at prevailing market prices. Under the plan, Valassis contributed on behalf of each participant 25% of the participant’s contributions during the year. The value of our common stock contributed by Valassis and expensed totaled approximately $211,000, $183,000 and $157,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

401(k) Plan

Prior to 2005, Valassis’ 401(k) Plan included a 25% match, payable in Valassis stock, on each participant’s annual contributions to the Plan that are invested in Valassis stock at the end of the year. The expense related to this plan for the year ended December 31, 2004 was approximately $195,000.

(9) STOCKHOLDERS’ EQUITY

On September 1, 1999, the Board of Directors adopted a Stockholder Rights Agreement, which was amended on October 10, 2003 and was further amended on January 5, 2007 (the “Agreement”). Pursuant to the Agreement, the Board declared a dividend of one Preferred Stock Purchase Right (“Right”) for each outstanding share of Valassis’ common stock. The Rights are attached to and automatically trade with the outstanding shares of Valassis’ common stock.

The Rights will become exercisable only in the event that any person or group of persons acquires 15% (or 20% in the case of two particular investors) or more of Valassis’ common stock or commences a tender offer for 15% or more of Valassis’ common stock. Once the Rights become exercisable they entitle the shareholder to purchase one one-hundredth of a share of preferred stock of Valassis at an exercise price of $1.70. The Rights expire on September 1, 2009. Valassis is entitled to redeem the Rights at $0.01 per Right at any time, prior to the expiration of the Rights, before a person or group acquires the requisite amount of common stock to trigger the Rights.

In addition, as of December 31, 2006, Valassis had authorization to repurchase an additional 6.1 million shares of its common stock under its existing share repurchase programs. Valassis repurchased 0.1 million shares, 4.6 million shares and 1.9 million shares during the years ended December 31, 2006, 2005 and 2004, respectively.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(10) FOREIGN CURRENCY AND DERIVATIVE INSTRUMENTS

The functional currencies for Valassis’ foreign operations are the applicable local currencies. Accounts of foreign operations are translated into U.S. dollars using the spot rate of the local currency on the balance sheet date for assets and liabilities and average monthly exchange rates for revenues and expenses. Translation adjustments are reflected as an adjustment to equity on a cumulative basis, the impact for 2006 was an increase of $3.1 million.

Valassis uses derivative financial instruments, including forward foreign exchange and swap contracts, to manage its exposures to fluctuations in foreign exchange rates and interest rates. The use of these financial instruments mitigates our exposure to these risks with the intent of reducing the risks and the variability of our operating results. Valassis is not a party to leveraged derivatives. On the date a derivative contract is entered into, Valassis designates the derivative as either (1) a hedge of a recognized asset or liability or of an unrecognized firm commitment (a fair value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (a cash flow hedge) or (3) a hedge of a net investment in a foreign operation (a net investment hedge).

For cash flow hedges, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive loss in the consolidated balance sheet. When the underlying hedged transaction is realized, the gain or loss included in accumulated other comprehensive loss is recorded in earnings and reflected in the consolidated statement of income on the same line as the hedged item. In addition, both changes in the fair value excluded from our effectiveness assessments and the ineffective portion of changes in the fair value are recorded in earnings and reflected in the consolidated statement of income as other expense, net.

Valassis formally documents its hedge relationships, including the identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. Derivatives are recorded at fair value in other current and long-term assets and other current and long-term liabilities in the consolidated balance sheet. This process includes linking derivatives that are designated as hedges of specific assets, liabilities, firm commitments or forecasted transactions. We also formally assess, both at inception and at least quarterly thereafter, whether a derivative used in a hedging transaction is highly effective in offsetting changes in either the fair value or cash flows of the hedged item. When it is determined that a derivative ceases to be a highly effective hedge, we discontinue hedge accounting. Hedge ineffectiveness, determined in accordance with SFAS No. 133, did not have a material impact on operations for 2006, 2005 or 2004. No cash flow hedges were re-designated or discontinued during 2006, 2005 or 2004.

Currencies to which we have exposure are the Mexican peso, Canadian dollar, British pound and the euro. Currency restrictions are not expected to have a significant effect on our cash flows, liquidity, or capital resources. We typically purchase the Mexican peso under three to 12-month forward foreign exchange contracts to stabilize the cost of production in Mexico. Under SFAS No. 133, our Mexican peso forward exchange contracts meet the definition of a cash flow hedge. Accordingly, changes in the fair value of the hedge are recorded as a component of other comprehensive income.

For the year ended December 31, 2006, we recorded an immaterial unrealized market value gain in other comprehensive income. Actual exchange losses or gains are recorded against production expense when the contracts are executed. As of December 31, 2006, Valassis had a commitment to purchase $5.5 million in Mexican pesos over the next 12 months.

(11) ACQUISITIONS AND INVESTMENTS

HOUSEHOLD TARGETED SEGMENT

Direct Marketing Services (DMS)

On September 17, 2004, Valassis acquired DMS for $5.5 million from existing cash on hand and integrated its operations into its existing direct mail group. The transaction resulted in $3.1 million in goodwill attributable to the Household Targeted segment and an additional $1.0 million in amortizable intangible assets. The acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141.

PreVision Marketing, LLC

On August 11, 2000, Valassis acquired 80% of the outstanding membership interest in PreVision for $30.0 million in cash and approximately $5.0 million in restricted stock. PreVision, was a direct-marketing agency specializing in one-to-one marketing, customer retention and customer acquisition. The acquisition of PreVision was accounted for using the purchase method of accounting for acquisitions and, accordingly, the results of operations for PreVision have been included in our financial statements since the date of acquisition. The purchase agreement executed in connection with this transaction also contained additional payments contingent on the future earnings performance of PreVision. Based upon the financial results for the year ended December 31, 2001 for PreVision, Valassis paid an additional $8.0 million in 2002. In May 2003, we acquired the remaining 20% of PreVision for $2.4 million.

In 2005, as part of our efforts to fully integrate the products and services of our Household Targeted segment, PreVision was eliminated as a stand-alone entity. We effectively exited the customer relationship marketing agency business and now provide these services only to customers placing their related media campaigns with us.

Impairment Charges

During December 2002, we wrote down $4.0 million of our cost-basis investment in an Internet couponing business based on the valuation implied during the investment’s financing activity for the year. We had a remaining $3.5 million balance on this investment. In 2004, based on the information available, we wrote off the remaining value of the investment. Included in “Goodwill and investment impairment charges” on the consolidated statements of income is a $3.5 million charge in 2004.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(12) SEGMENT REPORTING

Beginning January 1, 2007 based on similarities in the sales and operational processes and the combination of sales and management teams, our previously reported business segment entitled Run-of-Press has been combined into the Neighborhood Targeted business segment. As a result, prior year segment data has been changed to reflect the new segment presentation.

Valassis has four reportable segments; Free-standing Inserts (FSI), Neighborhood Targeted, Household Targeted and International & Services. These segments are strategic business units that offer different products and services and are subject to regular review by our chief operating decision makers. They are managed separately because each business requires different marketing strategies and offers different products.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on earnings from operations. Assets are not allocated in all cases to reportable segments and are not used to assess the performance of a segment. Intersegment sales are accounted for at cost.

(in millions of U.S. dollars)	Year Ended Dec. 31,
	FSI	Neighbor- hood Targeted	Household Targeted		Inter- national & Services		Total
2006
Revenues from external customers	$441.2	$432.0	$58.9		$111.4		$1,043.5
Depreciation/amortization	8.9	2.0	0.2		3.8		14.9
Segment profit (loss)	$65.9	$43.5	$3.0		$5.7	(1)	$118.1
2005
Revenues from external customers	$504.5	$461.5	$63.2		$101.8		$1,131.0
Depreciation/amortization	9.6	2.0	0.8		3.0		15.4
Segment profit	$96.2	$50.0	$(3.5	)(2)	$8.7		$151.4
2004
Revenues from external customers	$493.8	$389.4	$61.8		$99.1		$1,044.1
Depreciation/amortization	9.7	2.0	0.8		3.0		15.5
Segment profit (loss)	$105.2	$39.9	$1.0		$13.0	(3)	$159.1

(1)	Includes $3.6 million in costs related to the close-down of the French agency business, an eSettlement business unit of NCH.
(2)	Includes charges of $2.7 million related to the elimination of PreVision as a stand-alone entity.
(3)	Includes $3.5 million write-off of an investment in a cost-basis Internet investment.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

Reconciliations to consolidated financial statement totals are as follows:

(in millions of U.S. dollars)	YEAR ENDED
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004
Profit for reportable segments	$118.1	$151.4	$159.1
Unallocated amounts:
Legal and professional costs related to the pending ADVO transaction and related litigation	(16.1)	—	—
Interest expense	(24.7)	(10.9)	(11.4)
Other (expenses) and income	6.2	5.7	9.1

Earnings before Taxes	$83.5	$146.2	$156.8

Domestic and foreign revenues were as follows:

(in millions of U.S. dollars)	YEAR ENDED
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004
United States	$982.5	$1,080.5	$988.4
Foreign	61.0	50.5	55.7

	$1,043.5	$1,131.0	$1,044.1

Domestic and foreign long-lived assets (property, plant and equipment, net) were as follows:

(in millions of U.S. dollars)	YEAR ENDED
	Dec. 31, 2006	Dec. 31, 2005
United States	$89,335	$88,227
Foreign	20,051	19,920

	$109,386	$108,147

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(13) EARNINGS PER SHARE

Earnings per common share (“EPS”) data was computed as follows:

	YEAR ENDED
(in thousands of U.S. dollars, except per share data)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004
Net earnings	$51,282	$95,396	$100,747

Basic EPS:
Weighted average common shares outstanding	47,757	49,466	51,758

Net earnings per common share, basic	$1.07	$1.93	$1.95

Diluted EPS:
Weighted average common shares outstanding	47,757	49,466	51,758
Shares issued on assumed exercise of dilutive options	239	5,856	4,773
Shares purchased with assumed proceeds of options and unearned restricted shares	(250)	(5,191)	(4,387)
Shares contingently issuable	34	52	70

Shares applicable to diluted earnings	47,780	50,183	52,214

Net earnings per common share, diluted	$1.07	$1.90	$1.93

Unexercised employee stock options to purchase 6.4 million shares, 1.4 million shares, and 3.3 million shares of Valassis’ common stock as of December 31, 2006, 2005 and 2004, respectively, were not included in the computations of diluted EPS because the options’ exercise prices were greater than the average market price of our common stock during the respective periods.

VALASSIS COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

(14) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 2006 and December 31, 2005.

	THREE MONTHS ENDED
(in thousands of U.S. dollars, except for per share data)	Mar. 31	June 30	Sept. 30	Dec. 31
Fiscal Year Ended December 31, 2006

Revenues	$247,646	$260,593	$248,883	$286,369
Cost of sales	185,269	197,972	187,233	219,114
Net earnings	18,058	19,689	6,622	6,913
Net earnings per common share, diluted	$0.38	$0.41	$0.14	$0.14

	THREE MONTHS ENDED
(in thousands of U.S. dollars, except for per share data)	Mar. 31	June 30	Sept. 30	Dec. 31
Fiscal Year Ended December 31, 2005

Revenues	$279,284	$276,427	$266,086	$309,246
Cost of sales	199,656	200,009	199,163	237,503
Net earnings	28,242	25,524	21,305	20,325
Net earnings per common share, diluted	$0.55	$0.50	$0.42	$0.42

(15) SUBSEQUENT EVENT AND SUPPLEMENTARY FINANCIAL INFORMATION

On March 2, 2007, Valassis acquired the shares of ADVO common stock for an acquisition price of approximately $1.2 billion, including the refinancing of approximately $125 million in existing ADVO debt. We funded the ADVO acquisition, together with the refinancing of ADVO debt and the payment fees and expenses, through an $870.0 million senior secured credit facility and a $540 million offering of 8 1/4% Senior Notes due 2015, along with existing cash.

The credit agreement and the 2015 Senior Notes are fully and unconditionally guaranteed, jointly and severally, by substantially all of Valassis’ existing and future domestically wholly-owned subsidiaries.

The following guarantor and non-guarantor condensed consolidated financial statements are presented in accordance with Rule 3-10 of Regulation S-X.

As of December 31, 2006

Assets	VCI, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Current assets:
Cash and cash equivalents	$21,463	$13,173	$17,983	$—	$52,619
Auction-rate securities	91,519	11,014	—	—	102,533
Accounts receivable, net	246,944	61,708	30,427	—	339,079
Inventories	25,834	—	—	—	25,834
Prepaid expenses and other	(5,043)	28,085	1,863	(8,224)	16,681
Refundable income taxes	3,552	286	119	—	3,957
Deferred income taxes	1,094	494	201	—	1,789

Total current assets	385,363	114,760	50,593	(8,224)	542,492

Property, plant and equipment, net	17,955	71,381	12,665	7,385	109,386
Intangible assets, net	35,656	98,009	6,988	(7,244)	133,409
Investments	216,595	31,696	—	(243,392)	4,899
Other assets	12,495	(1,244)	179	(190)	11,240

Total assets	$668,064	$314,602	$70,425	$(251,665)	$801,426

Liabilities and Stockholders’ Equity	VCI, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Current liabilities:
Accounts payable	$169,608	$81,822	$19,701	$(2,297)	$268,834
Federal and state taxes payable	—	—	—	—	—
Accrued expenses	28,448	11,543	10,113	(5,976)	44,128
Progress billings	38,997	2,869	7,392	—	49,258

Total current liabilities	237,053	96,234	37,206	(8,273)	362,220

Long-term debt	259,931	—	—	—	259,931
Other non-current liabilities	—	6,672	1,523	—	8,195
Deferred income taxes	3,506	—	—	—	3,506
Stockholders’ equity	167,574	211,696	31,696	(243,392)	167,574

Total liabilities and stockholders’ equity	$668,064	$314,602	$70,425	$(251,665)	$801,426

As of December 31, 2005:

Assets	VCI, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Current assets:
Cash and cash equivalents	$23,484	$16,525	$24,311	$—	$64,320
Auction Rate Securities	64,931	7,100	—	—	72,031
Accounts receivable, net	194,014	57,114	22,735	—	273,863
Inventories	25,235	—	—	—	25,235
Prepaid expenses and other	(9,363)	37,951	334	(16,028)	12,894
Deferred income taxes	2,086	287	200	—	2,573

Total current assets	300,387	118,977	47,580	(16,028)	450,916

Property, plant and equipment, net	14,874	73,109	12,779	7,385	108,147
Intangible assets, net	35,878	80,350	24,981	(7,244)	133,965
Investments	212,290	39,266	—	(250,942)	614
Other assets	2,446	1,429	(533)	699	4,041

Total assets	$565,875	$313,131	$84,807	$(266,130)	$697,683

Liabilities and Stockholders’ Equity	VCI, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Current liabilities:
Current Portion of Long Term Debt	$14,260	—		—	$14,260
Accounts payable	121,081	81,258	25,729	(12,372)	215,696
Accrued expenses	30,485	11,231	10,281	(2,816)	49,181
Progress billings	33,907	2,355	8,052	—	44,314

Total current liabilities	199,733	94,844	44,062	(15,188)	323,451

Long-term debt	259,896	—	—	—	259,896
Other non-current liabilities	—	6,611	1,479	—	8,090
Deferred income taxes	2,721	—	—	—	2,721
Stockholders’ equity	103,525	211,676	39,266	(250,942)	103,525

Total liabilities and stockholders’ equity	$565,875	$313,131	$84,807	$(266,130)	$697,683

Twelve months ended December 31, 2006:

	VCI, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Revenues	$697,653	$284,842	$67,125	$(6,129)	$1,043,491
Cost and expenses:
Cost of products sold	577,924	167,802	49,991	(6,129)	789,588
Selling, general and administrative	47,155	83,842	20,361	—	151,358
Amortization	556	—	—	—	556

Total costs and expenses	625,635	251,644	70,352	(6,129)	941,502

Earnings from operations	72,018	33,198	(3,227)	—	101,989
Other expenses (income):
Interest expense	24,737	—	12	—	24,749
Other income, net	(3,854)	(992)	(1,452)	—	(6,298)

Total other expenses (income)	20,883	(992)	(1,440)	—	18,451

Earnings before income taxes	51,135	34,190	(1,787)	—	83,538
Income taxes	27,707	3,192	1,357	—	32,256
Equity in net earnings of subsidiary	27,854	(3,144)	—	(24,710)	—

Net earnings	$51,282	$27,854	$(3,144)	$(24,710)	$51,282

Twelve months ended December 31, 2005:

	VCI, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Revenues	$771,828	$296,759	$67,646	$(5,190)	$1,131,043
Cost and expenses:
Cost of products sold	618,951	170,958	51,612	(5,190)	836,331
Selling, general and administrative	28,335	91,318	23,003	—	142,656
Amortization	599	—	—	—	599

Total costs and expenses	647,885	262,276	74,615	(5,190)	979,586

Earnings from operations	123,943	34,483	(6,969)	—	151,457
Other expenses (income):
Interest expense	10,914	(73)	86	—	10,927
Other income, net	(4,309)	(122)	(1,264)	—	(5,695)

Total other expenses (income)	6,605	(195)	(1,178)	—	5,232

Earnings before income taxes	117,338	34,678	(5,791)	—	146,225
Income taxes	45,920	3,194	1,715	—	50,829
Equity in net earnings of subsidiary	23,978	(7,506)	—	(16,472)	—

Net earnings	$95,396	$23,978	$(7,506)	$(16,472)	$95,396

Twelve months ended December 31, 2004:

	VCI, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Revenues	$739,668	$234,399	$75,524	$(5,522)	$1,044,069
Cost and expenses:
Cost of products sold	570,209	128,003	53,385	(3,522)	748,075
Selling, general and administrative	35,418	78,364	21,298	(2,000)	133,080
Amortization	294	—	—	—	294
Goodwill and investment impariment charges	3,553	—	—	—	3,553

Total costs and expenses	609,474	206,367	74,683	(5,522)	885,002

Earnings from operations	130,194	28,032	841	—	159,067
Other expenses (income):
Interest expense	11,351	—	11	—	11,362
Other income, net	(1,045)	(825)	(7,230)	—	(9,100)

Total other expenses (income)	10,306	(825)	(7,219)	—	2,262

Earnings before income taxes	119,888	28,857	8,060	—	156,805
Income taxes	50,887	2,317	2,854	—	56,058
Equity in net earnings of subsidiary	31,746	5,206	—	(36,952)	—

Net earnings	$100,747	$31,746	$5,206	$(36,952)	$100,747

For the twelve months ended December, 2006:

	VCI, Inc	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Operating Activities
Net cash provided by (used in) operating activities	49,011	8,175	(7,380)	—	49,806

Investing Activities
Additions to property, plant and equipment	(8,045)	(7,613)	(598)	—	(16,256)
Purchases of auction rate securities	(587,521)	(41,570)	—	—	(629,091)
Proceeds from auction rate securities	560,933	37,656	—	—	598,589
Investments and advances to affiliated companies	(4,000)	—	—	—	(4,000)
Other	202	—	—	—	202

Net cash used in investing activities	(38,431)	(11,527)	(598)	—	(50,556)

Financing Activities
Proceeds from issuance of common stock	5,752	—	—	—	5,752
Purchase of treasury shares	(3,913)	—	—	—	(3,913)
Repayment of long-term debt	(14,440)	—	—	—	(14,440)

Net cash used in financing activities	(12,601)	—	—	—	(12,601)

Effect of exchange rate changes on cash	—	—	1,650	—	1,650

Net decrease in cash	(2,021)	(3,352)	(6,328)	—	(11,701)
Cash at beginning of period	23,484	16,525	24,311	—	64,320

Cash at end of period	21,463	13,173	17,983	—	52,619

For the twelve months ended December 31, 2005:

	VCI, Inc	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Operating Activities
Net cash provided by (used in) operating activities	97,976	12,980	5,233	—	116,189

Investing Activities
Additions to property, plant and equipment	(12,833)	(10,862)	(971)	—	(24,666)
Replacement equipment reimbursed by insurance companies from damage claims	—	—	(6,268)	—	(6,268)
Purchases of auction rate securities	(331,808)	(10,121)	—	—	(341,929)
Proceeds from auction rate securities	369,744	3,021	—	—	372,765
Other	231	—	—	—	231

Net cash provided by (used in) investing activities	25,334	(17,962)	(7,239)	—	133

Financing Activities
Proceeds from issuance of common stock	33,580	—	—	—	33,580
Purchase of treasury shares	(169,037)	—	—	—	(169,037)

Net cash used in financing activities	(135,457)	—	—	—	(135,457)

Effect of exchange rate changes on cash	—	—	(1,759)	—	(1,759)
Net decrease in cash	(12,147)	(4,982)	(3,765)	—	(20,894)
Cash at beginning of period	35,631	21,507	28,076	—	85,214

Cash at end of period	23,484	16,525	24,311	—	64,320

For the twelve months ended December 31, 2004:

	VCI, Inc	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Operating Activities
Net cash provided by operating activities	49,426	17,889	9,504	—	76,819

Investing Activities
Additions to property, plant and equipment	(7,729)	(9,950)	(1,262)	—	(18,941)
Replacement equipment reimbursed by insurance companies from damage claims	—	—	(3,117)	—	(3,117)
Purchases of auction rate securities	(268,793)	—	—	—	(268,793)
Proceeds from auction rate securities	310,423	—	—	—	310,423
Acquisition of Catalina Marketing’s DMS division	—	(5,500)	—	—	(5,500)
Investments and advances to affiliated companies	(250)	—	—	—	(250)
Other	942	—	—	—	942

Net cash provided by (used) in investing activities	34,593	(15,450)	(4,379)	—	14,764

Financing Activities
Proceeds from issuance of common stock	18,524	—	—	—	18,524
Purchase of treasury shares	(50,968)	—	—	—	(50,968)
Repayment of long-term debt	(38,741)	—	—	—	(38,741)

Net cash used in financing activities	(71,185)	—	—	—	(71,185)

Effect of exchange rate changes on cash	—	—	1,952	—	1,952
Net increase in cash	12,834	2,439	7,077	—	22,350
Cash at beginning of period	22,797	19,068	20,999	—	62,864

Cash at end of period	35,631	21,507	28,076	—	85,214

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Valassis Communications, Inc.

Livonia, Michigan

We have audited the accompanying consolidated balance sheets of Valassis Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule included in Exhibit 99.1. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Valassis Communications, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based payments to conform to Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report (not presented herein) dated February 10, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP

Detroit, Michigan

February 10, 2007

(June 28, 2007, as to Notes 12 and 15)

Schedule II

VALASSIS COMMUNICATIONS, INC.

VALUATION AND QUALIFYING ACCOUNTS

Years Ended Dec. 31, 2006, 2005 and 2004

(in thousands of U.S. dollars)	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions (1)	Balance at End of Period
Description
Allowance for doubtful accounts (deducted from accounts receivable):
Year Ended Dec. 31, 2006	5,101	1,128	1,228	5,001
Year Ended Dec. 31, 2005	4,755	798	452	5,101
Year Ended Dec. 31, 2004	3,344	1,345	(66)	4,755

(1)	Accounts deemed to be uncollectible.